EX-99.1
NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA REALIGNS SALES TEAM
—Focus on Growth Opportunities and Customer Service
     LOS ANGELES, CA — February 3, 2011 — Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced a strategic realignment of three of its senior sales executives to position the company for anticipated growth opportunities and enhance existing and new customer relationships.
     Rick Mochulsky, who served as vice president of traditional sales since joining the company in 2005, has been named vice president of sales — succeeding Tom Stricker who assumes responsibility for the newly established position of vice president of business development. He is currently involved in due diligence related to Fenwick Automotive and will be engaged in its integration pending the anticipated acquisition. Ron Lacombe, who joined the company in 2008 as director of traditional sales, has been appointed vice president of traditional sales.
     “These strategic management changes are intended to enhance our entire sales organization and address expected growth opportunities from new and existing customers, as well as support the integration of the anticipated acquisition of Fenwick Automotive in the new fiscal year,” said Selwyn Joffe, chairman, president and chief executive officer.
     He noted the company’s commitment to providing its customers with value-added service — qualities highlighted by Frost & Sullivan’s 2010 Excellence in Best Practices Award which Motorcar Parts of America received in late 2010.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com.
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Motorcar Parts of America, Inc. 2-2-2

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC ) in June 2010 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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